Exhibit 99

SP Plus Corporation Announces Third Quarter and Year-to-Date 2016 Results

Significant improvement in third quarter EPS and EBITDA driven by disciplined cost management; Continued strong free cash flow; Company reaffirms full-year 2016 guidance

CHICAGO, Nov. 02, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the third quarter of 2016.

G Marc Baumann, President and Chief Executive Officer, stated, “We are very pleased with our strong bottom-line performance in the third quarter as evidenced by a double-digit increase in EPS and EBITDA which was driven by our on-going disciplined cost management.  We achieved growth at same operating locations across many of our markets and increased new business, which was offset by the cumulative impact of some contract terminations as well as a smaller favorable change in prior-year casualty loss reserve estimates this year.  Our location retention rate remained strong for the third quarter of 2016.  Finally, we continue to generate strong year-to date free cash flow which has increased significantly over last year.

Mr. Baumann concluded, “We’ve made good progress on our key priorities during the course of the year, most notably those related to cost improvement and safety.  We remain focused on executing long-term strategic initiatives to further drive growth and shareholder value.”

Financial Summary

In millions except per share	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$43.9	$44.7	$42.8	$44.7
General and administrative expenses (1)	$20.3	$19.3	$23.7	$21.8
EBITDA (1),(3)	$22.9	$24.7	$18.3	$22.1
Net income attributable to SP Plus (1)	$7.0	$8.3	$3.7	$5.9
Earnings per share (EPS) (1)	$0.31	$0.37	$0.16	$0.26
Free cash flow (2),(3)	$4.8	$5.4	$5.9	$11.3

In millions except per share	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$129.3	$129.9	$130.5	$133.3
General and administrative expenses (1)	$67.0	$63.6	$74.2	$69.7
EBITDA (1),(3)	$60.1	$64.1	$54.3	$61.6
Net income attributable to SP Plus (1)	$13.5	$18.2	$14.8	$15.3
Earnings per share (EPS) (1)	$0.60	$0.81	$0.66	$0.68
Free cash flow (2),(3)	$18.0	$19.4	$7.9	$16.8

(1) Adjusted gross profit, adjusted general and administrative expenses, adjusted earnings before interest, income taxes, depreciation and amortization (adjusted "EBITDA"), adjusted net income attributable to SP Plus and adjusted earnings per share (adjusted "EPS") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings in Parkmobile, and (f) the historical financial results of the security business (primarily operating in the Southern California market) sold in August 2015.  Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow, a non-GAAP measure, excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to GAAP.

Third Quarter Operating Results

Reported gross profit in the third quarter of 2016 was $43.9 million, compared to $42.8 million in the same quarter of 2015, an increase of $1.1 million or 3%.  On an adjusted basis, third quarter adjusted gross profit was flat as compared to the same period of 2015.  While gross profit at same operating locations and new business both increased, this was largely offset by the cumulative impact of some contract terminations as well as a smaller favorable change in prior-year casualty loss reserve estimates in the third quarter of 2016 relative to the third quarter of last year.

Reported general and administrative (“G&A”) expenses for the third quarter of 2016 were $20.3 million as compared to reported G&A of $23.7 million in the third quarter of 2015, a decrease of $3.4 million or 14%.  Adjusted G&A expenses for the third quarter of 2016 were $19.3 million, a decrease of $2.5 million or 11% from the third quarter of 2015, driven primarily by reductions in compensation and related costs.

Reported EBITDA was $22.9 million for the third quarter of 2016, as compared with $18.3 million for the same period of 2015.  Adjusted EBITDA increased by 12% to $24.7 million for the third quarter of 2016, as compared with $22.1 million on the same basis.

Reported earnings per share for the third quarter of 2016 was $0.31, as compared to reported earnings per share of $0.16 for the same period of 2015.  Adjusted earnings per share was $0.37 for the third quarter of 2016, as compared with adjusted earnings per share of $0.26 for the third quarter of 2015, an increase of 42%.  Reduced G&A as well as lower interest costs and depreciation and amortization expenses contributed to the increase in adjusted earnings per share.

Year-To-Date Operating Results

Reported gross profit for the first nine months of 2016 was $129.3 million, compared to $130.5 million in the first nine months of 2015, a decrease of $1.2 million or 1%.  On an adjusted basis, adjusted gross profit for the first nine months of 2016 decreased $3.4 million or 3% as compared to the same period of 2015.  The main drivers of the year-over-year decrease were the cumulative impact of some contract terminations and unfavorable renewals, increased health benefit costs, and a smaller favorable change in prior-year casualty loss reserve estimates in year-to-date 2016 as compared with the same period last year.

Reported G&A expenses for the first nine months of 2016 were $67.0 million as compared to $74.2 million in the first nine months of 2015, a decrease of $7.2 million or 10%.  Year-to-date September 2016 adjusted G&A expenses were $63.6 million, a decrease of $6.1 million or 9% from the same period of 2015, driven primarily by reductions in compensation and related costs, including a reduction in the Company’s 2016 performance-based compensation accrual.

Reported EBITDA was $60.1 million for the first nine months of 2016, as compared with $54.3 million for the same period of 2015.  Adjusted EBITDA was $64.1 million for the first nine months of 2016, an increase of $2.5 million or 4% from the same period of 2015 on the same basis.

Reported earnings per share for the first nine months of 2016 was $0.60 as compared to $0.66 for the first nine months of 2015, the latter of which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets.  Adjusted earnings per share was $0.81 for the first nine months of 2016, as compared with adjusted earnings per share of $0.68 for the same period of 2015, an increase of 19%.  The main drivers of the year-over-year increase in adjusted earnings per share were significant cost reductions and reduced interest expense.

The Company generated $19.4 million of adjusted free cash flow during the first nine months of 2016, as compared with $16.8 million during the same period of 2015.  The increase in adjusted free cash flow was largely due to improved operating performance and favorable movements in working capital, as well as lower cash tax payments and interest expense, and the receipt of proceeds from an asset sale and a contract termination.

Recent Developments

On September 27, 2016, the Company and Central's former stockholders agreed upon non-binding terms to settle all outstanding matters between the parties relating to the Central Merger and are currently drafting and negotiating a binding agreement to memorialize the Settlement Terms.   Pursuant to the Settlement Terms, the Company would pay Central's former stockholders $2.5 million in the aggregate (which effectively reduces the $27.0 million of Cash Consideration that would have been payable by the Company by $24.5 million) to settle all outstanding matters between the parties pursuant to the Central Merger.  As a result of the Settlement Terms, the Company recorded $0.8 million ($0.5 million, net of tax) within general and administrative expense.

As of September 30, 2016, $5.4 million has been utilized under the $30 million stock repurchase authorization.

Recent new business and renewal activity include the following:

SP+ Parking took over operations of the Millennium Garages in Chicago, Illinois in September 2016.  The operation spans 3.8 million square feet and over 9,000 parking spaces spread throughout four garages underneath Chicago’s Millennium, Grant and Maggie Daley Parks.

SP+ Airport Services was awarded a 5-year contract to manage and operate the parking and shuttle operations at Austin-Bergstrom International Airport in Austin, Texas.  The operation covers over 14,000 parking spaces in two garages and multiple surface lots, two valet operations and 35 shuttles buses.

SP+ Airport Services was selected by the State of Hawaii to manage and operate the parking concession at Kona International Airport at Keahole.  Kona International Airport is the primary airport serving the Island of Hawaii.

SP+ Municipal Services was awarded a multi-year contract to provide parking management services for the City of Aurora, Colorado.  SP+ is developing a comprehensive parking management program, primarily along the rail line, consisting of off-street commuter parking, on-street parking management and neighborhood permit programs.  The new rail line will connect the Aurora Municipal Center, CU-Anschutz Medical Campus, and Central Aurora to the rest of the Aurora-Denver Metro Region and Denver International Airport.

SP+ Municipal Services was selected by the City of Dallas, Texas, to provide parking meter support services including revenue collection, maintenance and mobile payments for 4,500 single-space meters, ten on-street pay stations and two Pay-by-Space pay stations.

SP+ Parking expanded its relationship with Hines, a leading global real estate investment, development and management firm, with several new awards in the Sacramento, San Jose and San Francisco markets.

SP+ Hotel Services was awarded a multi-year contract to provide 24/7 valet parking services for the Hotel Minneapolis – Marriott Autograph, a 4-Diamond hotel located in the Central Business District of Minneapolis, Minnesota.

USA Parking/SP+ Hotel Services was awarded a multi-year contract to provide valet parking services for the W South Beach, an 18-story hotel located steps from the ocean in Miami Beach, Florida.

SP+ GAMEDAY provided ground transportation planning and operations services at the Cleveland Hopkins International Airport in connection with the Republican National Convention.

2016 Outlook

The Company continues to expect its full-year 2016 adjusted EBITDA to be in the range of $88 million to $93 million; adjusted earnings per share to be in the range of $1.16 to $1.26; and adjusted free cash flow to be in the range of $40 million to $46 million.  Adjusted EBITDA and adjusted EPS will continue to exclude non-routine items including, but not limited to, merger, integration and restructuring costs, asset or business sales or dispositions (including our equity method earnings in Parkmobile), acquisitions, non-routine settlements, non-routine income tax items and ongoing costs related to non-routine structural and other repairs. Adjusted free cash flow will continue to exclude only cash used for non-routine structural and other repairs.

The Company has not reconciled guidance for expected non-GAAP adjusted EBITDA, expected non-GAAP adjusted earnings per share, and expected non-GAAP adjusted free cash flow to its most directly comparable GAAP measures because such items that impact these measures may not be within its control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on November 3, 2016, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2016 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: adverse litigation judgments or settlements, including a dispute with Central’s former stockholders; intense competition and potential changes to consumer behavior; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; goodwill impairment charges or impairment of long-lived assets; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; risks related to the Company’s acquisition strategy; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

This press release contains forward-looking non-GAAP measures of financial performance, including expected non-GAAP adjusted EBITDA, expected non-GAAP adjusted earnings per share, and expected non-GAAP adjusted free cash flow. The presentation of these forward-looking non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP, and may be different from the forward-looking non-GAAP financial measures used by other companies. In addition, these forward-looking non-GAAP measures have limitations in that they do not reflect all of the amounts associated with results of operations as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Expected non-GAAP adjusted EBITDA and expected non-GAAP adjusted earnings per share exclude certain non-routine items including, but not limited to: restructuring costs, asset or business sales or dispositions, acquisitions, non-routine settlements, non-routine income tax items and ongoing costs related to non-routine structural and other repairs.  Expected non-GAAP adjusted free cash flow excludes cash used for non-routine structural and other repairs.

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, non-routine settlements, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement (adjustments were tax affected at a statutory tax rate of 41% for the first nine months of 2016 and 42% for the first nine months of 2015), and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).  Based on the timing of asset sales and/or dispositions, previously reported adjusted non-GAAP measures have been revised (and may be further revised) to provide a presentation consistent with how management evaluates such performance and consistent with the performance guidance provided previously by the Company.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The Company defines EBITDA, a non-GAAP financial measure, as GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases.  The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Cash and cash equivalents	$19.3	$18.7
Notes and accounts receivable, net	120.7	105.1
Prepaid expenses and other	11.2	13.9
Deferred taxes	12.3	12.3
Total current assets	163.5	150.0
Leasehold improvements, equipment, land and construction in progress, net	31.8	34.6
Other assets
Advances and deposits	4.6	5.0
Other intangible assets, net	64.5	75.9
Favorable acquired lease contracts, net	31.8	38.1
Equity investments in unconsolidated entities	18.5	19.0
Other assets, net	21.5	18.3
Cost of contracts, net	11.2	11.9
Goodwill	431.5	431.3
Total other assets	583.6	599.5
Total assets	$778.9	$784.1
Liabilities and stockholders’ equity
Accounts payable	$97.0	$95.1
Accrued rent	22.7	22.9
Compensation and payroll withholdings	21.1	21.0
Property, payroll and other taxes	9.2	8.6
Accrued insurance	18.1	19.4
Accrued expenses	25.1	25.4
Current portion of obligations under Restated Credit Facility and other long-term borrowings	19.1	15.2
Total current liabilities	212.3	207.6
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	194.8	209.4
Other long-term borrowings	0.2	0.5
	195.0	209.9
Unfavorable acquired lease contracts, net	42.6	50.3
Other long-term liabilities	68.7	66.2
Total noncurrent liabilities	306.3	326.4
Stockholders’ equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of September 30, 2016 and December 31, 2015; no shares issued	-	-
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of September 30, 2016 and December 31, 2015; 22,356,586 and 22,328,578 shares issued as of September 30, 2016 and December 31, 2015	-	-
Treasury stock, at cost; 219,519 shares at September 30, 2016 and nil shares at December 31, 2015	(5.4)	-
Additional paid-in capital	250.5	247.9
Accumulated other comprehensive loss	(1.3)	(1.1)
Retained earnings	16.3	2.8
Total SP Plus Corporation stockholders’ equity	260.1	249.6
Noncontrolling interest	0.2	0.5
Total stockholders’ equity	260.3	250.1
Total liabilities and stockholders’ equity	$778.9	$784.1

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
(millions, except for share and per share data) (unaudited)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Parking services revenue
Lease contracts	$136.1	$146.6	$410.3	$428.9
Management contracts	84.1	85.8	262.0	268.2
	220.2	232.4	672.3	697.1
Reimbursed management contract revenue	188.9	168.3	537.0	513.4
Total revenue	409.1	400.7	1,209.3	1,210.5
Cost of parking services
Lease contracts	125.8	136.0	380.4	399.1
Management contracts	50.5	53.6	162.6	167.5
	176.3	189.6	543.0	566.6
Reimbursed management contract expense	188.9	168.3	537.0	513.4
Total cost of parking services	365.2	357.9	1,080.0	1,080.0
Gross profit
Lease contracts	10.3	10.6	29.9	29.8
Management contracts	33.6	32.2	99.4	100.7
Total gross profit	43.9	42.8	129.3	130.5
General and administrative expenses	20.3	23.7	67.0	74.2
Depreciation and amortization	7.8	8.3	26.8	24.4
Operating income	15.8	10.8	35.5	31.9
Other expenses (income)
Interest expense	2.7	2.9	8.1	10.0
Interest income	(0.1)	-	(0.4)	(0.1)
Gain on sale of a business	-	(0.5)	-	(0.5)
Equity in losses from investment in unconsolidated entity	0.4	0.4	1.2	1.2
Total other expenses	3.0	2.8	8.9	10.6
Earnings before income taxes	12.8	8.0	26.6	21.3
Income tax expense	5.1	3.5	10.9	4.5
Net income	7.7	4.5	15.7	16.8
Less: Net income attributable to noncontrolling interest	0.7	0.8	2.2	2.0
Net income attributable to SP Plus Corporation	$7.0	$3.7	$13.5	$14.8
Common stock data
Net income per share
Basic	$0.31	$0.17	$0.60	$0.67
Diluted	$0.31	$0.16	$0.60	$0.66
Weighted average shares outstanding
Basic	22,208,139	22,205,707	22,293,776	22,159,701
Diluted	22,497,111	22,548,166	22,571,933	22,519,818

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
(millions) (unaudited)	September 30, 2016	September 30, 2015
Operating activities
Net income	$15.7	$16.8
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	27.0	24.8
Net accretion of acquired lease contracts	(1.4)	(1.1)
(Gain) loss on sale of equipment	(0.2)	0.1
Net gain on sale of business	-	(0.5)
Amortization of debt issuance costs	0.6	0.9
Amortization of original discount on borrowings	0.4	0.9
Non-cash stock-based compensation	2.8	3.1
Provisions for losses on accounts receivable	0.1	0.4
Excess tax benefit related to vesting on restricted stock units	-	(0.2)
Deferred income taxes	2.3	(7.7)
Changes in operating assets and liabilities
Notes and accounts receivable	(15.6)	1.9
Prepaid assets	1.5	0.7
Other assets	(5.0)	1.9
Accounts payable	2.0	(15.4)
Accrued liabilities	0.4	(7.5)
Net cash provided by operating activities	30.6	19.1
Investing activities
Purchase of leasehold improvements and equipment	(10.8)	(6.6)
Proceeds from sale of equipment and contract terminations	2.9	0.4
Proceeds from sale of business, net	-	1.0
Cost of contracts purchased	(2.0)	(2.7)
Net cash used in investing activities	(9.9)	(7.9)
Financing activities
Tax benefit from vesting of restricted stock units	-	0.2
Contingent payments for businesses acquired	-	(0.1)
Payments on senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	(302.2)	(353.3)
Proceeds from senior credit facility revolver (Senior Credit Facility and Restated Credit Facility)	301.7	347.6
Proceeds from term loan (Restated Credit Facility)	-	10.4
Payments on term loan (Senior Credit Facility and Restated Credit Facility)	(11.2)	(11.2)
Payments on other long-term borrowings	(0.2)	(0.3)
Distribution to noncontrolling interest	(2.6)	(1.7)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(1.4)
Repurchase of common stock	(5.4)	-
Net cash used in financing activities	(20.0)	(9.8)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.6)
Increase in cash and cash equivalents	0.6	0.8
Cash and cash equivalents at beginning of year	18.7	18.2
Cash and cash equivalents at end of period	$19.3	$19.0
Supplemental disclosures
Cash paid during the period for
Interest	$6.9	$8.4
Income taxes, net	$11.8	$14.3

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Gross profit
Gross profit, as reported	$43.9	$42.8	$129.3	$130.5
Add: Non-routine structural repairs and other	0.5	2.1	0.8	4.2
Add (subtract): Gross profit related to asset sales or dispositions	0.4	(0.2)	(0.2)	(1.4)
Other, rounding	(0.1)	-	-	-
Adjusted gross profit	$44.7	$44.7	$129.9	$133.3

General and administrative expenses
General and administrative expenses, as reported	$20.3	$23.7	$67.0	$74.2
Subtract: Restructuring, merger and integration costs and non-routine settlements	(1.0)	(1.6)	(3.4)	(3.5)
Subtract: G&A related to asset sales or dispositions	-	(0.3)	-	(0.9)
Subtract: Parkmobile and other contemplated transaction costs	-	-	-	(0.1)
Adjusted G&A	$19.3	$21.8	$63.6	$69.7

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$7.0	$3.7	$13.5	$14.8
Add: Non-routine structural and other repairs	0.5	2.1	0.8	4.2
Add: Restructuring, merger and integration costs and non-routine settlements	1.0	1.6	5.8	3.5
Add (subtract): Pre-tax income related to asset sales or dispositions	0.7	-	1.0	0.2
Add: Costs incurred related to Parkmobile and other contemplated transactions	-	-	-	0.1
Add: Writeoff of debt issuance costs and original discount on borrowings	-	-	-	0.6
Net tax effect of adjustments	(0.9)	(1.6)	(3.1)	(3.6)
Add: Non-routine income tax	-	-	0.2	(4.5)
Other, rounding	-	0.1	-	-
Adjusted net income attributable to SP Plus	$8.3	$5.9	$18.2	$15.3

Net income per share, as reported
Basic	$0.31	$0.17	$0.60	$0.67
Diluted	$0.31	$0.16	$0.60	$0.66

Adjusted net income per share
Basic	$0.37	$0.26	$0.82	$0.69
Diluted	$0.37	$0.26	$0.81	$0.68

Weighted average shares outstanding
Basic	22,208,139	22,205,707	22,293,776	22,159,701
Diluted	22,497,111	22,548,166	22,571,933	22,519,818

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income attributable to SP Plus, as reported	$7.0	$3.7	$13.5	$14.8
Add (subtract):
Income tax expense	5.1	3.5	10.9	4.5
Interest expense, net	2.6	2.9	7.7	9.9
Gain on sale of a business	-	(0.5)	-	(0.5)
Equity in losses from investment in unconsolidated entity	0.4	0.4	1.2	1.2
Depreciation and amortization expense	7.8	8.3	26.8	24.4
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$22.9	$18.3	$60.1	$54.3

Add: Non-routine structural and other repairs	0.5	2.1	0.8	4.2
Add: Restructuring, merger and integration costs and non-routine settlements	1.0	1.6	3.4	3.5
Add (subtract): EBITDA related to non-routine asset sales or dispositions	0.4	0.1	(0.2)	(0.5)
Add: Parkmobile and other contemplated transaction costs	-	-	-	0.1
Other, rounding	(0.1)	-	-	-
Adjusted EBITDA	$24.7	$22.1	$64.1	$61.6

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three Months Ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating income	$15.8	$10.8	$35.5	$31.9
Depreciation and amortization	7.8	8.3	26.8	24.4
Net accretion of acquired lease contracts	(0.4)	(0.4)	(1.4)	(1.1)
Non-cash stock-based compensation	0.7	1.0	2.8	3.1
Income tax paid, net	(7.1)	(5.1)	(11.8)	(14.3)
Income attributable to noncontrolling interest	(0.7)	(0.8)	(2.2)	(2.0)
Change in operating assets and liabilities	(5.3)	(2.9)	(12.0)	(16.4)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(3.8)	(2.4)	(12.8)	(9.3)
Cash interest paid	(2.2)	(2.6)	(6.9)	(8.4)
Free cash flow (1)	$4.8	$5.9	$18.0	$7.9
plus: Cash used for non-routine structural and other repairs	0.6	5.4	1.4	8.9
Adjusted free cash flow	$5.4	$11.3	$19.4	$16.8

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net cash provided by operating activities	$9.3	$8.9	$30.6	$19.1
Net cash used in investing activities	(3.8)	(1.2)	(9.9)	(7.9)
Acquisitions and sale of business, net	-	(1.0)	-	(1.0)
Distribution to noncontrolling interest	(0.6)	(0.5)	(2.6)	(1.7)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.3)	(0.1)	(0.6)
Free cash flow	$4.8	$5.9	$18.0	$7.9

SP Plus Corporation
Location Count

	September 30, 2016	December 31, 2015	September 30, 2015
Leased facilities	696	713	739
Managed facilities	3,025	3,161	3,161
Total facilities	3,721	3,874	3,900

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com